Exhibit 10.8.1

☐	Optionee’s Copy
☐	Company’s Copy

COSTAR GROUP, INC.
1998 STOCK INCENTIVE PLAN
STOCK OPTION AGREEMENT

To Andrew C. Florance:

          CoStar Group, Inc. (the “Company”) has granted you an option (the “Option”) under the CoStar Group, Inc. 1998 Stock Incentive Plan (the “Plan”) to purchase                      (                    ) shares (the “Shares”) of common stock of the Company (the “Common Stock”), at                      Dollars ($___.___) per share (the “Exercise Price”). The Date of Grant is                                          (the “Date of Grant”).

          This Option is subject in all respects to the applicable provisions of the Plan, a copy of the current form of which is attached, except as otherwise noted. By signing this agreement (the “Agreement”), you acknowledge receiving the Plan. This Agreement incorporates the Plan by reference and specifies other applicable terms and conditions. All terms not defined by this Agreement have the meanings given in the Plan. The Compensation Committee of the Company’s Board of Directors (or other administrator of the Plan, the “Administrator”) may adjust the number of Shares and the Exercise Price from time to time under the Plan.

          The Option is intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and a nonqualified stock option with respect to the following number of shares for which the Option first becomes exercisable:

Year	Incentive Stock Option Shares	Nonqualified Stock Option Shares

Total

          In addition to the terms, conditions, and restrictions set forth in the Plan, the following terms, conditions, and restrictions apply to the Option:

(1) The schedule for exercising the Option is as follows, subject to Section (3) below on expiration:

a.	You may exercise the Option on the following schedule: [vesting schedule set forth below]

b.	The Option will become immediately exercisable in full upon:

i.	the occurrence of a Change in Control as defined in the Plan;

ii.	the termination of your employment by the Company without Cause (as defined in the Employment Agreement) pursuant to Section 7(a) of your Employment Agreement entered into as of January 1, 1998 (the “Employment Agreement”);

iii.	the termination of your employment by you for Good Reason (as defined in the Employment Agreement) pursuant to Section 7(c) of your Employment Agreement.

c.	Upon the termination of your employment on account of your Disability (as defined in the Employment Agreement) pursuant to Section 9 of your Employment Agreement or on account of your death, a pro rata portion of your unvested Options that would have become otherwise exercisable during the calendar year of your termination will become exercisable immediately. Such pro rata amount shall be determined by multiplying the number of unvested options that would have vested in the calendar year of termination by a fraction, the numerator of which is the number of complete weeks you were employed during the year of termination and the denominator of which is fifty-two.

d.	The Administrator may, in its sole discretion, accelerate the time at which you may exercise part or all of the Option.

(2) Subject to this Agreement and the Plan, you may exercise the Option only by written notice to the Company on or before the date the Option expires. Each such notice must:

a.	state the election to exercise the Option, the number of Incentive Stock Option Shares with respect to which you are exercising the Option, and the number of Nonqualified Stock Option Shares with respect to which you are exercising the Option;

b.	be signed by you or, if you have died or become disabled, by the party entitled to exercise the Option;

c.	contain such representations as the Company reasonably requires; and

d.	be accompanied by a cashier’s or certified check in the amount of the Exercise Price payable to the order of the Company, or, to the extent the Plan and the Administrator permit, by Common Stock of the Company with a Fair Market Value equal to all or part of the Exercise Price (with any balance paid by cash or check), for the Shares with respect to which the Option is being exercised; provided, however, that you may not surrender (turn in) Common Stock of the Company as payment unless you have held such stock for more than six months before the surrender. Alternatively, your notice may direct the Company to send the share certificates to be issued under this Option to a licensed broker acceptable to the Company as your agent in exchange for the broker’s tendering to the Company cash (or acceptable cash equivalents) equal to the Exercise Price for the Shares with respect to which the Option is being exercised, as part of a cashless exercise.

          For all purposes of the Plan, the date of exercise will be the date on which you have delivered the notice and any required payment to the Company.

(3) The Option will expire no later than the close of business on                                         (ten years from the Date of Grant).

          The exercise period for the Options shall be until the first to occur of:

(i)	the Option’s expiration under the preceding sentence,

(ii)	the 60th day after the cessation of your employment as a result of the termination of your employment by you without Good Reason pursuant to Section 7(d) of your Employment Agreement,

(iii)	the 60th day after the cessation of your employment as a result of the termination of your employment by the Company for Cause pursuant to Section 7(b) of your Employment Agreement,

(iv)	the 180th day after the cessation of your employment as a result of the termination of your employment (a) by the Company without Cause pursuant to Section 7(a) of your Employment Agreement or (b) by you for Good Reason pursuant to Section 7(c) of your Employment Agreement; provided, however, that to the extent you exercise the Option on or after the 90th day following such termination, the Option cannot qualify as an Incentive Stock Option,

(v)	one year after the cessation of your employment as a result of the termination of your employment for Disability,

(vi)	the first anniversary of your date of death, and

(vii)	after the termination of your employment, the date you violate any covenant not to compete in effect between you and the Company.

          Pursuant to Section 4(c) of your Employment Agreement, if you do not exercise the Option on or prior to the date the Option expires or is no longer exercisable, you shall be deemed to have made a “cashless exercise” of the unexercised, exercisable portion of the Option on the last day that the Option may be exercised (the “Deemed Exercise Date”), and the Company shall pay to you within thirty days of the Deemed Exercise Date a cash payment equal to the amount that results from multiplying the total number of shares underlying the unexercised, exercisable portion of the Option multiplied by a number equal to the difference between the closing price of the Company’s common stock on the Deemed Exercise Date (or if the Deemed Exercise Date is not a trading day, then on the trading day immediately preceding the Deemed Exercise Date) and the exercise price of the Option; provided, however, that the cashless exercise alternative shall not be available if your employment has been terminated by the Company for Cause or by you without Good Reason.

(4) The Company may postpone issuing and delivering any Shares for so long as the Company determines to be necessary or advisable to satisfy the following:

a.	completing or amending any registration or qualification of the Shares or satisfying any exemption from registration under any Federal or state law, rule, or regulation;

b.	complying with any requests for representations under the Plan;

c.	receiving proof satisfactory to the Company that a person seeking to exercise the Option after your death or disability is authorized and entitled to exercise the Option; and

d.	satisfying any federal, state, or local tax withholding obligations.

(5) If, at the time the Company should issue you Shares because of your exercise of the Option, no current registration statement under the Securities Act of 1933 (the “Act”) covers such issuance, you must, before the Company will issue such Shares to you:

a.	represent to the Company, in form satisfactory to the Company’s counsel, that you are acquiring the Shares for your own account and not with a view to reselling or distributing the Shares; and

b.	agree that you may not sell, transfer, or otherwise dispose of the Shares issued to you under the Option unless:

i.	a registration statement under the Act is effective at the time of disposition with respect to the Shares sold, transferred, or otherwise disposed of; or

ii.	the Company has received an opinion of counsel or other information and representations satisfactory to it to the effect that registration under the Act is not required by reason of Rule 144 under the Act or otherwise.

(6) To the extent the Plan provides, if you are then an employee or director and the Company (i) dissolves or liquidates or sells substantially all of its assets to another corporation, (ii) merges, consolidates, or reorganizes in a manner in which the Company is not the surviving corporation, or (iii) takes part in any other Substantial Corporate Change (as defined in the Plan), then, at the sole discretion of the Board and to the extent the law permits, the Option will:

(I)	be or become exercisable in full before such event and then terminate or

(II)	continue in full force and effect and, if applicable, the surviving corporation or an affiliate of the surviving corporation will be required to assume the Option and/or substitute a similar option or award in place of the Option.

Subject to the preceding paragraph, if any change is made in the Common Stock, without the Company’s receiving consideration (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or other transaction not involving the Company’s receipt of consideration), the Board will adjust the Option as to the class(es) and number of shares and price per share of securities subject to the Option, with the Board’s adjustments being final, binding, and conclusive. The conversion of any convertible securities of the Company will not be treated as a “transaction not involving the Company’s receipt of consideration.”

(7) You may not exercise the Option if issuing the Shares would violate any applicable federal or state securities laws or other laws or regulations.

(8) Nothing in this Agreement restricts the right of the Company or any of its affiliates to terminate your employment at any time, with or without cause. The termination of employment, whether by the Company or any of its affiliates or otherwise, and regardless of the reason therefor, has the consequences provided for under the Plan and any applicable employment or severance agreement.

(9) You understand and agree that you will not be deemed for any purpose to be a stockholder of the Company with respect to any of the Shares unless and until they have been issued to you after your exercise of this Option and payment for the Shares.

(10) At the time of exercise, the Company will round down any fractional Shares but will not make any cash or other payments in settlement of fractional shares eliminated by rounding. If you have not then exercised the Option in full, the Company will carry forward the fractional Shares rather than eliminating them.

(11) You understand and agree that the existence of this Option will not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(12) The laws of the State of Delaware will govern all matters relating to this Agreement, without regard to the principles of conflict of laws.

(13) Any notice you give to the Company (including notice of exercise of all or part of the Option) must be in writing and either hand-delivered or mailed to the Corporate Secretary of the Company (or to the Chief Operating Officer if either you would receive the notice or the position is vacant). If mailed, it should be sent by certified mail and be addressed to the foregoing executive at the Company’s then corporate headquarters. Any notice given to you will be addressed to you at your address as reflected on the personnel records of the Company. You and the Company may change the address for notice by like notice to the other. Notice will be deemed to have been duly delivered when hand-delivered, or, if mailed, on the day such notice is postmarked.

(14) Wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control.

COSTAR GROUP, INC.

By:

Name:

Title:

ACKNOWLEDGMENT

          I acknowledge receipt of a copy of the attached Plan. I represent that I have read and am familiar with the Plan’s terms. I accept the Option subject to all of the terms and provisions of this Agreement and of the Plan under which it is granted, as the Plan may be amended in accordance with its terms. I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan with respect to the Option.

Signature of Optionee

          No one may sell, transfer, or distribute this Option or the securities that may be purchased upon exercise of this Option without an effective registration statement relating thereto or a satisfactory opinion of counsel satisfactory to the Company or other information and representations satisfactory to the Company that such registration is not required.